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                                                                    EXHIBIT 3(i)

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                M&F BANCORP, INC.


                                    ARTICLE I

         The name of the corporation is M&F Bancorp, Inc. (the "Corporation").

                                   ARTICLE II

         Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have authority to issue a total of 1,000,000 shares of capital stock, none of which shall have any par value, divided into such classes as follows:

                        Class              Number of Shares
                        -----              ----------------

                     Common Stock              1,000,000

         Section 2.2. Common Stock. The shares of Common Stock shall be one and the same class. Subject to the rights of holders of any Preferred Stock as determined by the Board of Directors pursuant to the North Carolina Business Corporation Act ("NCBCA") as now constituted or hereafter amended, the holders of shares of Common Stock shall have one vote per share on all matters on which holders of shares of Common Stock are entitled to vote and shall be entitled to participate pro rata after preferential rights of holders of any Preferred Stock in the distribution of the net assets of the corporation upon dissolution.

                                   ARTICLE III

         The street address and county of the current registered office of the Corporation is 116 West Parrish Street, Durham County, Durham, North Carolina 27702. The mailing address of the current registered office of the Corporation is Post Office Box 1932, Durham, North Carolina 27702. The name of the current registered agent is J.W. Taylor.

                                   ARTICLE IV

         The name and address of the incorporator is as follows:

                              J.W. Taylor
                              116 West Parrish Street
                              Post Office Box 1932
                              Durham, North Carolina  27702

                                    ARTICLE V

         The provisions of Article 9 and Article 9A of the NCBCA entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act", respectively, shall not be applicable to the Corporation.

                                   ARTICLE VI

         Section 6.1. Board of Directors. The number of directors of the Corporation shall not be less than three (3) nor more than nine (9), with the exact number to be fixed from time to time as provided in the Corporation's Bylaws.



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         Section 6.2. Initial Board of Directors. The number of directors constituting the initial Board of Directors of the Corporation shall be nine
(9).

         Section 6.3. Cumulative Voting. The shareholders of the Corporation shall have cumulative voting rights in the election of directors.

                                   ARTICLE VII

         Shareholders shall have preemptive rights in this Corporation.

         This the 8th day of February, 1999.

                                        /s/ J. W. Taylor
                                        ----------------------------------------
                                        J. W. Taylor
                                        Incorporator





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